Exhibit 10.20

AMENDMENT NO.1 TO

TAX MATTERS AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Tax Matters Agreement, dated as of September 2, 2022 (the “Agreement”) is made and entered into effective of October 20, 2022, by and among Meta Materials, Inc., a Nevada corporation, on behalf of itself and the Affiliated Group (other than NBH and the NBH Group), on the one hand, and Next Bridge Hydrocarbons, Inc., a Nevada corporation, on behalf of itself and the NBH Group, on the other hand. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Agreement, as applicable.

RECITALS

WHEREAS, the Parties now desire to amend certain terms of the Agreement to, among other things, clarify the obligations of each party pursuant to the Agreement;

WHEREAS, pursuant to Section 1.3 of the Agreement, the Agreement may be amended by an instrument in writing executed by each of the Parties; and

WHEREAS, the undersigned constitute the Parties.

NOW, THEREFORE, in consideration of these premises and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, all of the parties hereto mutually agree as follows:

AGREEMENT

1.	Amendment to Section 3.3 of the Agreement. Section 3.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“A. NBH shall indemnify and hold harmless Parent and members of the Affiliated Group (other than NBH and members of the NBH Group) against the amount of any and all liability, loss, expense or damage Parent and members of the Affiliated Group (other than NBH and members of the NBH Group) may suffer, incur or be required to pay after the Distribution Date or in connection with the Distribution, including as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys’ and accountants’ fees), interest, penalties or judgments made against it, arising from or incurred in relation to (i) any failure of NBH to pay any amount to Parent with respect to NBH’s obligations under Section 3.1 and Section 3.2 of this Agreement, (ii) any and all Taxes (other than Taxes in respect of Consolidated Returns) of members of the NBH Group for any taxable year or period, and (iii) any NBH Affiliated Group Tax Liability, Distribution Tax Liability or other Tax liabilities allocated to the NBH Group under this Agreement. NBH shall be able to offset any liabilities that are owed by Parent to NBH under Section 3.3.B for any payments that are owed under this Section 3.3.A.

B. Parent shall indemnify and hold harmless NBH and the members of the NBH Group against the amount of any and all liability, loss, expense or damage NBH and members of the NBH Group may suffer, incur or be required to pay after the Distribution Date or in connection with the Distribution, including as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys’ and accountants’ fees), interest, penalties or judgments made against it, arising from or incurred in relation to any and all Taxes, other than any NBH Affiliated Group Tax Liability, Distribution Tax Liability or other liability for Taxes for which NBH is required to indemnify Parent pursuant to Section 3.3A, (i) in respect of all Consolidated Returns, including but not limited to Taxes for which the NBH Group is liable under Treasury Regulation Section 1.1502-6 or any comparable provision of state or local tax law, and (ii) imposed on Parent or any member of the Affiliated Group (other than NBH or a member of the NBH Group or any predecessor thereof) and (a) for which the NBH Group is liable pursuant to any contract entered into before the Distribution Date (excluding, for the avoidance of doubt, this Agreement and the Distribution Agreement) or (b) which may be collected from NBH or a member of the NBH Group pursuant to applicable law. Parent shall be able to offset any liabilities that are owed by NBH to Parent under Section 3.1, Section 3.2 or Section 3.3A for any payments that are owed under this Section 3.3B.”

2.

Governing Law. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions of the State of Nevada or of any other state.

3.

Agreement. Wherever necessary, all other terms of the Agreement are hereby amended to be consistent with the terms of this Amendment. Except as specifically set forth herein, the Agreement shall remain in full force and effect.

4.	Counterparts; This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

[Signature page follows]

The parties have caused this Amendment No. 1 to Tax Matters Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

META MATERIALS, INC.

By:	/s/ Kenneth Rice
Name: Kenneth Rice
Title: CFO and COO

NEXT BRIDGE HYDROCARBONS, INC.

By:	/s/ George Palikaras
Name: George Palikaras
Title: President